Exhibit 99.1

BIOSPECIFICS TECHNOLOGIES CORP. ANNOUNCES SIGNING OF DEVELOPMENT AND LICENSE AGREEMENT WITH AUXILIUM PHARMACEUTICALS, INC.

For immediate release

LYNBROOK, NY, June, 7 2004 - BioSpecifics Technologies Corp., (Pinksheets:BSTC) announced today that it has signed a development and license agreement with Auxilium Pharmaceuticals, Inc. for an exclusive worldwide license to develop and commercialize certain therapeutic applications for Biospecifics’ enzyme.

According to BioSpecifics chairman, Edwin H. Wegman, “Auxilium is a growing pharmaceutical company with a track record of accomplishments that gives us confidence that they will aggressively pursue these outstanding opportunities.”

Auxilium is to pay license, milestone fees, and royalties as well as a fee for the manufacture of the product. BioSpecifics will manufacture and package the product for all uses worldwide. The agreement does not cover dermal applications of Biospecifics approved product (Santyl® Ointment) now distributed by Ross Products Division of Abbott Laboratories Inc. or the patented wound-healing potentials.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company focused on wound healing and tissue remodeling. It has pioneered the application of Collagenase for several disease conditions, notably dermal ulcers, pressure sores (bedsores), and second and third degree burns. BioSpecifics produces Collagenase ABC, the essential ingredient in the prescription drug Collagenase Santyl(R) Ointment sold in the United States, and under other trademarks abroad. The Ross Products Division of Abbott Laboratories Inc. assumed United States marketing responsibility for Collagenase Santyl® Ointment effective Jan. 1, 2004. Abbott Laboratories manufactures Collagenase Santyl® Ointment using BioSpecifics' collagenase ABC enzyme as the essential ingredient. This prescription ointment is indicated for debridement of chronic dermal ulcers and second and third degree burns. Collagenase Santyl® Ointment is sold primarily to long-term care centers, where Abbott's Ross Products Division has built a strong market position and reputation.

Santyl is a registered trademark of Abbott Laboratories.

BioSpecifics' main website is at

www.biospecifics.com

its Dupuytren's Disease patient discussion forum at

www.biospecifics.com/forum/

and its Peyronie's Disease patient discussion forum at

www.biospecifics.com/forum/index2

SOURCE BioSpecifics Technologies Corp

Thomas Wegman of BioSpecifics Technologies Corp.,

+1-516-593-7000

Forward looking statements in this release involve a number of risks and uncertainties including, but not limited to, liquidity and adequate funding, government regulation, the ability of the Company to adequately address concerns of the FDA, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the Company's accounting policies, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Further, any forward looking statement or statements speak only as of the date on which such statements were made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement or statements were made.